UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                                (Amendment No.)*

                         Retail Opportunity Investments
             -----------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
             -----------------------------------------------------
                         (Title of Class of Securities)

                                   76131N101
             -----------------------------------------------------
                                 (CUSIP Number)

                               December 31, 2023
             -----------------------------------------------------
            (Date Of Event which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [x] Rule 13d-1(b)

     [ ] Rule 13d-1(c)

     [ ] Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.76131N101                    13G                     Page 2 of 6 Pages
--------------------------------------------------------------------------------
   1.  NAME OF REPORTING PERSON:
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

       CenterSquare Investment Management LLC:
       I.R.S. # 822740442
--------------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:

       (a) [ ]

       (b) [ ]
--------------------------------------------------------------------------------
   3.  SEC USE ONLY:

--------------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION:

       Delaware.
--------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER:
     SHARES            0
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER:
      EACH             0
   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER:
      WITH:             8,747,743
                  --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER:
                       0
--------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
       8,747,743
--------------------------------------------------------------------------------
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:
       [ ]
--------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):
       6.94%
--------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON:
       IA
--------------------------------------------------------------------------------

CUSIP No.76131N101                    13G                     Page 3 of 6 Pages
--------------------------------------------------------------------------------

Item 1.     (a)   Name of Issuer:

                  Retail Opportunity Investments
                  --------------------------------------------------------------
            (b)   Address of Issuer's Principal Executive Offices:

                  11250 El Camino Real
                  Suite 200
                  San Diego, CA 92130
                  UNITED STATES
                  --------------------------------------------------------------
Item 2.     (a)   Name of Person Filing:

                  CENTERSQUARE INVESTMENT MANAGEMENT LLC

                  --------------------------------------------------------------
            (b)   Address of Principal Business Office, or if None, Residence:

                  630 West Germantown Pike, Suite 300
                  Plymouth Meeting, PA 19462
                  --------------------------------------------------------------
            (c)   Citizenship:

                  United States

                  --------------------------------------------------------------
            (d)   Title of Class of Securities:

                  Common Stock
                  --------------------------------------------------------------
            (e)   CUSIP Number:

                  76131N101
                  --------------------------------------------------------------

Item 3. If this statement is filed pursuant to Sections 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

            (a) [ ] Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o).

            (b) [ ]  Bank as defined in Section 3(a)(6) of the Act
                     (15 U.S.C. 78c).

            (c) [ ] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).

            (d) [ ] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

            (e) [x] An investment adviser in accordance with Sections 240.13d-1(b)(1)(ii)(E);

            (f) [ ] An employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F);

            (g) [ ] A parent holding company or control person in accordance with Section 240.13d-1(b)(1)(ii)(G);

            (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

            (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

            (j) [ ]  Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

CUSIP No.76131N101                    13G                     Page 5 of 6 Pages
--------------------------------------------------------------------------------

Item 4.    Ownership as of  December 31, 2023.*

           (a) Amount beneficially owned:
			   8,747,743 shares

           (b) Percent of Class:
			   6.94%

           (c) Number of shares as to which such person has:

              (i)   Sole power to vote or to direct the vote:
                    0

              (ii)  Shared power to vote or to direct the vote:
                    0

              (iii) Sole power to dispose or to direct the disposition of:
                    8,747,743

              (iv)  Shared power to dispose or to direct the disposition of:
                    0

Item 5.    Ownership of Five Percent or Less of a Class.

           Not Applicable

Item 6.    Ownership of More Than Five Percent on Behalf of Another Person.

           The clients of CenterSquare Investment Management LLC, including
		   investment companies registered under the Investment Company Act
		   of 1940 and other managed accounts, have the right to receive
		   dividends from as well as the proceeds from the sale of
		   securities reported on in this statement. As of December 31, 2018,
		   no client's interest related to more than 5%.


Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.

           Not applicable

Item 8.    Identification and Classification of Members of the Group.

           Not applicable

CUSIP No.76131N101                    13G                     Page 6 of 6 Pages
--------------------------------------------------------------------------------

Item 9.    Notice of Dissolution of Group.

           Not Applicable

Item 10.   Certification.

        By signing below I certify that, to the best of my knowledge and belief,
		   the securities referred to above were acquired and are held in the
		   ordinary course of business and were not acquired and are not held
		   for the purpose of or with the effect of changing or influencing the
		   control of the issuer of the securities and were not acquired and are
		   not held in connection with or as a participant in any transaction
		   having that purpose or effect, other than activities solely in
		   connection with a nomination under 240.14a-11.


                                  Signature


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:       February 13, 2024

Signature:  /s/ Mike Haynes
            --------------------------------------------------------------------

Name/Title: Associate
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